SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ __ ]
Check the appropriate box: [ ] Preliminary Proxy Statement	[ __ ] Confidential, For Use of the Com- mmission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[ __ ] Definitive Additional Materials
[ __ ] Soliciting Material Under Rule 14a-12

SED INTERNATIONAL HOLDINGS, INC.

_____________________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[__ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

_____________________________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:

_____________________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_____________________________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:

_____________________________________________________________________________________________

(5) Total fee paid:

_____________________________________________________________________________________________

[ __ ] Fee paid previously with preliminary materials:

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[ __ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

______________________________________________________________________________

(2) Form, Schedule or Registration Statement No.

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(3) Filing Party:

______________________________________________________________________________

(4) Date Filed:

______________________________________________________________________________

SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

Dear SED International Holdings, Inc. Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders to be held at the executive offices of SED International Holdings, Inc. (the "Company"), 4916 North Royal Atlanta Drive, Tucker, Georgia, on Friday, April 26, 2002, at 12:00 p.m., local time, for the following purposes:

(i) To consider and vote on a plan of recapitalization and to amend the Company's Articles of Incorporation to provide for a reverse stock split.

(ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

Sincerely,

/s/ Gerald Diamond____

Gerald Diamond

Chairman of the Board and

Chief Executive Officer

March 26, 2002

SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders:

A Special Meeting of Shareholders of SED International Holdings, Inc. (the "Company") will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on Friday, April 26, 2002, at 12:00 p.m., local time, for the following purposes:

(i) To consider and vote on a plan of recapitalization to amend the Company's Articles of Incorporation to effect a reverse stock split pursuant to which two shares of the Company's outstanding common stock will be exchanged for one new share of common stock.

(ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 15, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

/s/ Larry G. Ayers________

Larry G. Ayers,

Secretary

March 26, 2002

SED INTERNATIONAL HOLDINGS, INC.

4916 NORTH ROYAL ATLANTA DRIVE

TUCKER, GEORGIA 30085

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors (the "Board") of SED International Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at a Special Meeting of Shareholders of the Company (the "Special Meeting") to be held at 12:00 p.m., local time, Friday, April 26, 2002, at the Company's executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof. The Notice of Special Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about March 26, 2002, to the shareholders of the Company (the "Shareholders") of record on the Record Date (as defined below), and the Company will bear all the costs associated with this solicitation.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

SHARES ENTITLED TO VOTE

Each valid proxy given pursuant to this solicitation that is received in time for the Special Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the approval of the plan of recapitalization and an amendment to the Company's articles of incorporation to effect a reverse stock split as described herein, and (ii) in accordance with the best judgement of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder's right to attend and to vote in person at the Special Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, Attn: Larry G. Ayers, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Special Meeting.

Only Shareholders of record as of the close of business on March 15, 2002 (the "Record Date"), will be entitled to vote at the Special Meeting. As of the close of business on the Record Date there were 7,933,091 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.

According to the Bylaws of the Company (the "Bylaws"), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Special Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Special Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Special Meeting, the Bylaws provide that the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting will decide the corporate action taken.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for each proposal. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Special Meeting.

PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION AND TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROVIDE FOR A REVERSE STOCK SPLIT

Item 1 on the Proxy Card

INTRODUCTION

The Board of Directors of the Company has unanimously approved a proposal to amend the Company's Amended and Restated Articles of Incorporation to effect a plan of recapitalization that would provide for a one-for-two (1-for-2) reverse stock split of our common stock subject to the approval of such action by the shareholders. At the Special Meeting, the shareholders of the Company will consider and vote on the proposal to authorize the reverse split. We are now submitting the proposal to you, the shareholders, for approval. The proposed reverse stock split will take effect, if at all, after it is approved by you and after we file a Certificate of Amendment to the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia.

We expect that, if the proposal is approved by you, the Certificate of Amendment will be filed promptly. However, our board of directors may elect not to file, or to delay the filing of, the Certificate of Amendment if they determine that filing the Certificate of Amendment would not be in the best interest of our shareholders. Factors leading to such a determination could include any possible effect on our NASDAQ listing or future securities offerings.

If the plan of recapitalization and reverse stock split is approved by the shareholders and implemented by the board of directors, each two shares of the Company's outstanding common stock on the effective date (the "Old Common Stock") of the reverse stock split (the "Effective Date") will be automatically changed into and will become one share of the Company's New Common Stock (the "New Common Stock"). Any resulting fractional shares will not be issued. Instead, shareholders entitled to receive a fractional share as a result of the reverse split will instead receive from the Company a whole share of common stock. The reverse stock split will not change the current per share par value of the Company's common stock or change the current number of authorized shares of common stock. The effective date of the reverse stock split will be the date the articles of amendment are accepted for filing by the Georgia Secretary of State.

REASONS FOR THE REVERSE STOCK SPLIT

At its regularly scheduled meeting on February 6, 2002, the Board of Directors reviewed the Company's current business and financial performance and the recent trading range of the Company's common stock. The Board of Directors also considered the NASDAQ Bulletin dated December 12, 2001 notifying all companies listed on the National Market System that it was reinstating its minimum bid price and public float maintenance requirements, which had been suspended in response to market conditions following the September 11, terrorist attacks. The Board then determined that a reverse stock split was desirable in order to achieve the following benefits, each of which is described below in more detail:

  facilitate the continued listing of the Company's common stock for quotation on the NASDAQ National Market System;
  encourage greater investor interest in the Company's common stock by making the stock price more attractive to the many investors who refrain from investing in lower-priced stocks; and
  reduce trading fees and commissions incurred by shareholders, since these costs are based to some extent on the number of shares traded.

FACILITATE CONTINUED LISTING

The Company's common stock has been listed and has traded on the NASDAQ National Market System ("NMS") since October 21, 1986. For continued listing on the NMS, it is necessary that, among other things, our shares of common stock maintain a minimum bid price of at least $1.00 per share and that the Company's publicly held shares have a market value of at least $5,000,000. On February 14, 2002, we received a letter from NASDAQ notifying us that neither our minimum bid price nor the value of our publicly held shares were in compliance with the maintenance rules for stocks listed on the NMS.

NASDAQ has granted the Company until May 15, 2002 to regain compliance with the NMS maintenance rules. Compliance with the rules will be determined by the NASDAQ staff, but generally it requires that the bid price of the Company's common stock be at least $1.00 for a minimum of 10 consecutive trading days and that the market value of the Company's publicly held shares be at least $5,000,000.

If the Company fails to regain compliance with the NMS maintenance rules by May 15, 2002 and if the Company fails to appeal any NASDAQ staff determination of non-compliance or if any such appeal is decided against the Company then the Company's common stock will be delisted from the NMS. However, the Company will also be eligible to apply to transfer the listing of its common stock to the NASDAQ Small Cap Market. If its application is approved for such a listing, the Company will be afforded an additional 180-day grace period, which will extend the delisting determination until August 13, 2002. The Company may also be eligible for an additional 180-day grace period provided that it meets the initial listing criteria under the rules of the NASDAQ Small Cap Market.

If the Company should move its listing to the NASDAQ Small Cap Market and if it meets the minimum bid price requirement of $1.00 per share for 30 consecutive trading days and if it maintains compliance with all other continued listing requirements, then the Company may be eligible to transfer its stock listing back to the NMS.

If the Company is unable to meet the NMS maintenance rules during the initial grace period or if it should move its listing to the NASDAQ Small Cap Market and be unable to meet the NASDAQ Small Cap initial listing criteria during the extended grace period, then the Company would be subject to delisting from the NASDAQ System. In that event, the Company would be notified of the NASDAQ staff determination and the Company would have the right to appeal such delisting determination to the NASDAQ Listings Qualifications Panel.

If the Company's common stock were delisted from NASDAQ, trading in our stock, if any, would have to be conducted in the OTC-Bulletin Board. In such an event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our stock. In addition, if our common stock were to become delisted from trading on NASDAQ, and the trading price were to remain below $5.00 per share, trading in our common stock may also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

The board of directors has approved a one-for-two (1-for-2) reverse stock split, subject to shareholder approval. We believe that, if the reverse stock split is approved, there is a greater likelihood that the minimum bid price of the common stock will be maintained at a level over $1.00 per share. In addition, we believe that the reverse split is likely to positively affect the trading of the shares of the Company and it is likely to cause the NMS's minimum bid price requirement to be met or exceeded for a minimum of 10 consecutive trading days, with the result that the Company's common stock should not be removed from the NMS. But no assurance can be given that either the price of the Company's common stock will increase as a result of the reverse split or that the staff of NASDAQ will determine that delisting of the common stock is not appropriate. Specifically, there cannot be any assurance that the market price of the New Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse split. Also, there cannot be any assurance that in the future the Company will meet the minimum bid price requirements or other listing standards of the NMS.

Even though a reverse stock split, by itself, does not impact a company's assets or prospects, a reverse stock split could result in a decrease in our aggregate market capitalization. Our board of directors, however, believes that this risk is offset by the prospect that the reverse stock split will improve the likelihood that we will be able to maintain our NMS listing and may, by increasing the per share bid price, make an investment in our common stock more attractive for certain investors. There can be no assurance, however, that approval of the reverse stock split will succeed in raising the bid price of our common stock above $1.00 per share, or that a bid price of $1.00, if achieved, would be maintained, or that even if the NASDAQ's minimum bid price requirements were satisfied, our common stock would not be delisted by the NASDAQ for other reasons.

Our common stock is currently registered under Section 12 of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act and we have no present intention of terminating its registration under the Exchange Act in order to become a private company.

The reverse split will not materially affect the proportionate equity interest in the Company of any current shareholder or the relative rights, preferences, privileges or priorities of any such shareholder. The Company's business, management (including all directors and officers), the location of its offices, assets, liabilities and net worth (other than the cost of the reverse split, which are immaterial) will remain the same after the reverse split. The reverse stock split will not affect the number of authorized shares. The reverse stock split will have the affect of creating additional authorized and unissued shares of our common stock. We have no current plans to issue these shares, however, these shares may be used by us for general corporate purposes in the future.

As of March 1, 2002 there were approximately 3,500 holders of record of the Company's existing common stock. The Company does not anticipate that the reverse split will cause the number of holders of record or the beneficial owners to change significantly. The reverse stock split may result in some shareholders owning odd lots of less than 100 shares of common stock. Brokerage commissions and other transaction costs in odd lots are generally somewhat higher than the costs of transactions in round-lots of even multiples of 100 shares.

The direct result of the reverse stock split will be that the approximately 7,956,056 shares of common stock outstanding on March 1, 2002 will become approximately 3,978,028 shares of common stock, and any other shares issued prior to the effectiveness of this proposal will be similarly adjusted. The common stock issued pursuant to the reverse split will be fully paid and non-assessable. All shares of the common stock issued will have the same par value, voting rights and other rights as shares of the existing common stock. If the proposed amendment becomes effective, each option to purchase common stock, outstanding on the effective date, will be automatically adjusted so that the number of shares of common stock issuable upon their exercise shall be divided by two (2) (and corresponding adjustments will be made to the number of shares vested under each outstanding option and under the Company's option plans) and the exercise price of each option shall be multiplied by two (2), subject to rounding. The result of this adjustment will be that the aggregate exercise price of such options required to be paid after the reverse split will be the same as that required prior to the reverse split and the proportionate ownership interest on exercise of such options will also remain the same. The number of shares reserved for issuance under the Company's existing stock option plans and employee stock purchase plan will be reduced to one half the number of shares currently included in the plans.

ENCOURAGE GREATER INVESTOR INTEREST IN THE COMPANY'S COMMON STOCK

The Board of Directors believes that the reverse stock split will encourage greater interest in the Company's common stock by the investment community. The Board of Directors believes that the current market price of the Company's common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stock trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. If effected, the reverse stock split would reduce the number of outstanding shares of the Company's common stock, and the Board of Directors anticipates that the trading price of the common stock would increase. The Board of Directors believes that raising the trading price of the Company's common stock will increase the attractiveness of the common stock to the investment community and possibly promote greater liquidity for the Company's existing shareholders.

REDUCE TRADING FEES AND COMMISSIONS INCURRED BY SHAREHOLDERS

Because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company's common stock, in the absence of the reverse stock split, may continue to result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the stock price was substantially higher. This factor may further limit the willingness of institutions to purchase the Company's common stock at its current market price.

The Company's Board of Directors also took into consideration a number of negative factors associated with reverse stock splits, including: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with holding the special meeting of shareholders and implementing the reverse stock split. The Board, however, determined that these negative factors were outweighed by the intended benefits described above.

There can be no assurance that the reverse stock split will result in the benefits described above. Specifically, there can be no assurance that the market price of the Company's common stock immediately after the effective date of the proposed reversed stock split would be maintained for any period of time or that such market price would approximate twice the market price of the Company's common stock before the reverse stock split. There can also be no assurance that the reverse stock split will not further adversely impact the market price of the Company's common stock. In addition, it is possible that the liquidity of the Company's common stock will be adversely affected by the reduced number of shares outstanding after the reverse stock split.

SHARE CERTIFICATES AND FRACTIONAL SHARES

The reverse split will occur on the filing of the Articles of Amendment with the Georgia Secretary of State without any further action on the part of shareholders of the Company and without regard to the date or dates on which certificates representing shares of existing common stock are actually surrendered by each holder thereof for certificates representing the number of shares of the New Common Stock that the shareholder is entitled to receive as a consequence of the reverse split. After the effective date of the amendment, the certificates representing shares of existing common stock will be deemed to represent one half of the number of shares of New Common Stock. As described more fully in the paragraph below under the heading Exchange of Stock Certificates, certificates representing shares of New Common Stock will be issued in due course as old certificates are tendered for exchange or transfer to the transfer agent.

EXCHANGE OF STOCK CERTIFICATES

If the shareholders approve the proposed reverse stock split, we will instruct our corporate secretary and transfer agent to begin implementing the exchange of certificates representing outstanding common stock. As soon as practicable after the effectiveness of the proposed amendment, holders of our common stock will be notified and requested to surrender their certificates representing shares of common stock to our corporate secretary and transfer agent in exchange for certificates representing Old Common Stock. Beginning on the date the proposed amendment becomes effective, each certificate representing shares of our New Common Stock will be deemed for all corporate purposes to evidence ownership of as many shares of Old Common Stock after applying the split and otherwise making adjustments for fractional shares described below. Until surrendered to the Transfer Agent, old certificates retained by shareholders will be deemed for all purposes including voting and payment of dividends, if any, to represent the number of whole shares of New Common Stock to which its shareholders are entitled as a result of the reverse split.

Shareholders should not send their old certificates to the transfer agent until after the transfer date. Shares of Old Common Stock surrendered after the effective date will be replaced by certificates representing shares of New Common Stock as soon as practicable after the surrender. No service charge will be paid by existing shareholders for the exchange of the shares and the Company will pay all expenses of the exchange and issuance of new certificates.

FRACTIONAL SHARES

No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of receiving fractional shares, all such fractions shall be rounded up so that you will receive one whole share for each fractional share to which you would otherwise be entitled.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following description of the material federal income tax consequences of the reverse stock split is based upon the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this proxy statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, foreign persons, dealers in securities, tax-exempt organizations, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them.

The Company believes that because the reverse stock split is not part of a plan to increase any shareholder's proportionate interest in the Company's assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects: Shareholders who receive New Common Stock solely in exchange for their Old Common Stock will not recognize gain or loss on the exchange. Consequently, the holding period of shares of New Common Stock will include your holding period for the shares of Old Common Stock, provided that the shares of common stock are held by you as a capital asset at the time of the exchange. In addition, your aggregate basis of the New Common Stock will be the same as your aggregate basis of the shares of Old Common Stock exchanged.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

NO DISSENTER'S RIGHTS

Under Georgia law, you are not entitled to dissenter's rights of appraisal with respect to the amendment of the articles of incorporation and the reverse stock split.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The Reverse Stock Split Amendment will amend Article II of the Restated Articles of Incorporation to add a new paragraph. At the effective date, without further action on the part of the Company or the holders, each share of common stock will be converted into one half (1/2) of a share of common stock. The Reverse Split Amendment will be filed with the Secretary of State of Georgia and will become effective on the date of the filing. The Reverse Stock Split Amendment will not affect the number of authorized shares of the Company's common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the above reasons, we believe that the reverse stock split is in our best interests and in the best interests of our shareholders. There can be no guarantee, however, that the market price of our common stock after the reverse stock split will be equal to the market price before the reverse stock split multiplied by the split number, or that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 1, 2002 regarding the number of shares of Common Stock beneficially owned by each director and each Named Executive Officer of the Company (as defined under "Executive Compensation---Compensation Tables"), all directors and executive officers of the Company as a group, and all persons known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.
	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership	of Class

Stewart I. Aaron	60,000 (1)	*

Larry G. Ayers	98,050 (2)	1.1%

Elliott Cohen	40,000(3)	*

Melvyn I. Cohen	56,000 (4)	*

Barry Diamond	118,200(5)	1.3%

Gerald Diamond(6)	699,912(7)	7.8%

Jean Diamond	149,000 (8)	1.7%

Mark Diamond	361,715(9)	4.0%

Ronell Rivera	45,067(10)	*

Cary Rosenthal	97,060(1)	1.1%

Dimensional Fund Advisors, Inc.	531,050 (11)	5.9%

FMR Corp.	960,000 (12)	10.6%

SED Associates (6)	146,850 (13)	1.6%

All current directors and executive	1,725,004(14)	19.1%
Officers as a group (10 persons)

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* Represents less than one percent of the outstanding Common Stock.

(1) The shares indicated include 60,000 shares subject to options exercisable within 60 days.

(2) The shares indicated include 20,000 remaining shares of restricted stock award of 25,000 shares granted on May 10, 1999, which vest pro rata over 10 years, and 11,866 remaining shares of restricted stock granted on February 28, 2001, which vest pro rata over 3 years. Mr. Ayers has sole voting power over all of the shares of restricted stock so awarded to him. The shares indicated also include 60,000 shares subject to options exercisable within 60 days.

(3) The shares indicated include 40,000 shares subject to options exercisable within 60 days.

(4) The shares indicated include 56,000 shares subject to options exercisable within 60 days.

(5) The shares indicated include 20,000 remaining shares of a restricted stock award of 25,000 shares granted to Mr. Barry Diamond on May 10, 1999, which vest pro rata over 10 years, and 12,133 remaining shares of a restricted stock granted to Mr. Barry Diamond on February 28, 2001, which vest pro rata over 3 years. Mr. Barry Diamond has sole voting power over all of the shares of restricted stock awarded to him. The shares indicated also include 80,000 shares subject to options exercisable within 60 days.

(6) 4916 North Royal Atlanta Drive, Tucker, Georgia 30085.

(7) The shares indicated include 3,912 shares held of record by Gerald Diamond as trustee for the benefit of his grandchildren. The shares do not include shares owned by Jean Diamond, as to which Mr. Diamond disclaims beneficial ownership. The shares indicated do not include the shares owned of record by SED Associates of which Mr. Diamond is deemed the indirect beneficial owner as described in footnote (13) below. The shares indicated also include 300,000 shares subject to options exercisable within 60 days.

(8) Ms. Diamond has sole voting power over all of the shares. The shares indicated do not include 300,000 shares subject to options exercisable within 60 days and 396,000 shares held by Gerald Diamond, the husband of Ms. Diamond, nor 3,912 shares held of record by Gerald Diamond as trustee for the benefit of their grandchildren, as to which Ms. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. G. Diamond is deemed the indirect beneficial owner as described in footnote (13). The shares indicated also include 100,000 shares subject to options exercisable within 60 days.

(9) The shares indicated include 40,000 remaining shares of restricted stock award of 50,000 shares granted on May 10, 1999 which vest pro rata over 10 years, 15,500 remaining shares of a restricted stock award granted on February 28, 2001, which vest pro rata over 3 years, 283,333 shares subject to options exercisable within 60 days, and 132 shares held of record by Mr. M. Diamond as trustee of a trust for the benefit of his sister, Julie Diamond Elster. Mr. M. Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(10) The shares indicated include 7,000 remaining shares of restricted stock award of 10,000 shares granted April 4, 1998 and 12,000 remaining shares of restricted stock award of 15,000 shares granted May 10, 1999, both of which vest pro rata over 10 years, 6,266 remaining shares of a restricted stock award granted on February 28, 2001, which vest pro rata over 3 years, and 16,667 shares subject to options exercisable within 60 days. Mr. Rivera has sole voting power over all of the shares of restricted stock so awarded to him.

(11) The shares indicated are owned by several different funds managed by Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401-1038.

(12) All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 960,000 shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(13) SED Associates is a general partnership of which Gerald Diamond is the managing partner. As managing partner, Mr. Diamond has sole voting and investment power with respect to the Common Stock owned by SED Associates. Therefore, Mr. Diamond is deemed the indirect beneficial owner of the shares of Common Stock owned of record by SED Associates.

(14) The shares indicated include 1,066,000 shares subject to options exercisable within 60 days, 72,000 shares of restricted stock granted on May 10, 1999 which vest pro rata over 10 years, 7,000 shares of restricted stock granted on April 4, 1998 which vest pro rata over 10 years, 50,450 shares of restricted stock granted on February 28, 2001 which vest pro rata over 3 years, and 146,850 shares owned of record by SED Associates of which Gerald Diamond is deemed the indirect beneficial owner as described in footnote (12).

SUBMISSION OF SHAREHOLDER PROPOSALS

If you want us to consider including a proposal for action presented at next year's Annual Meeting of Shareholders, now scheduled for October, 2002, and you wish to have it set forth in the proxy statement and form of proxy for that meeting, you must notify the Company and submit the proposal in writing for receipt at the Company's executive offices as noted above not later than June 6, 2002.

FORWARD LOOKING STATEMENTS AND INFORMATION

Statements in this proxy statement regarding the potential for delisting of the Company's common stock or which are not historical facts are "forward-looking statements" that involve a number of risks and uncertainties. The Company cautions that various factors, including the factors described under the caption forward-looking statements in the Company's annual report on Form 10-K, could cause actual results to differ materially from the statements contained herein. These factors include the following: business conditions and growth in the personal computer industry, wireless industry, and general economy; competitive factors including compressed gross profit margins; inventory risks due to shifts in market demand; product availability; changes in product mix; reliance on key vendors or customers; labor strikes; fluctuations in foreign currency exchange rates; income tax legislation; delisting of the Company's common stock; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Special Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Special Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgement of the persons acting under the proxies.

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

A list of Shareholders entitled to be present and vote at the Special Meeting will be available during the Special Meeting for inspection by shareholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

By Order of the Board of Directors,

/s/ Mark Diamond_____________

Mark Diamond, President

March 26, 2002

Tucker, Georgia

SED INTERNATIONAL HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated March 26, 2002, and does hereby appoint Gerald Diamond and Mark Diamond, and either of them, with full power of substitution as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of SED International Holdings, Inc. common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of SED International Holdings, Inc., to be held at the principal executive offices of the Company, 4916 N. Royal Atlanta Drive, Tucker, Georgia, at 12:00 p.m., local time, on April 26, 2002, and at any and all adjournment(s) thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

1. Proposal 1: To approve a Plan of Recapitalization and to amend the Company's Articles of Incorporation to provide for a Reverse Stock Split.

For Against Abstain

IF NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED "FOR" SUCH PROPOSAL.

2. In their discretion, the proxies are hereby authorized to vote upon such other business as properly may come before the Special Meeting and any adjournments thereof. At the present time the Board of Directors know of no other business to be presented to a vote of shareholders at the Special Meeting.

(CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

(CONTINUED FROM THE OTHER SIDE)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

This proxy may be revoked at any time prior to the voting thereof. Please sign below exactly as your name appears hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title. If the holder is a corporation or partnership the full corporate or partnership name should be signed by a duly authorized officer or partner, respectively.

Signature

Signature, if shares held jointly

Date , 2002

Exhibits

Exhibit 1.1	Consent of the Board of Directors Approving Plan of Recapitalization and Reverse Stock Split
Exhibit 1.2	Plan of Recapitalization
Exhibit 1.3	Article of Amendment to the Articles of Incorporation of SED International Holdings, Inc.